CNL Strategic Capital, LLC 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Senior Vice President Marketing and Communications CNL Financial Group 407-650-1223

CNL Strategic capital closes On Investment in

Resolution economics

(Orlando, Fla.) Jan. 6, 2020 — CNL Strategic Capital, LLC closed on a $10 million investment in Resolution Economics (ResEcon). Established in 1998, ResEcon is a leading specialty consulting firm that provides services to law firms and corporations in labor & employment and commercial litigation matters. ResEcon is the fifth company in CNL Strategic Capital’s portfolio and marks its third acquisition in the last six months.

CNL Strategic Capital is co-investing in ResEcon with LLCP Lower Middle Market Fund, L.P., an institutional fund and affiliate of Levine Leichtman Strategic Capital, LLC, the sub-manager of CNL Strategic Capital.

ResEcon provides economic and statistical analysis as well as expert testimony services in class action, multi-plaintiff and single-plaintiff matters alleging wrongful employment practices and focuses on discrimination in the recruitment and hiring, promotion, pay, termination and other employment practices on the basis of age, race, gender, national origin, ethnicity and other protected classes. The company also focuses on providing consulting and expert testimony services in matters alleging wage and hour employment law violations. ResEcon is headquarted in Los Angeles and has additional offices in New York, Chicago and Washington, D.C.

In providing its services, the company relies upon client data, complex proprietary statistical modeling and over 20 years of experience with labor & employment law and commercial litigation. ResEcon employs a highly technical workforce and, as of Dec. 31, 2019, included 14 professionals with PhDs, 23 professionals with master’s degrees, over 70 software for statistical analysis (SAS) programmers and 17 professionals who have served as expert witnesses. The company’s clients include a large number of the top 100 law firms and Fortune 500 companies, as well as government entities. ResEcon also serves a variety of industries, with the consumer and retail, hospitality, transportation and technology industries constituting the largest.

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About CNL Strategic Capital

CNL Strategic Capital is a publicly registered, non-traded limited liability company that seeks to provide current income and long-term appreciation to individuals by acquiring controlling equity stakes in combination with loan positions in durable and growing middle-market businesses. The company is externally managed by CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC. For additional information, please visit cnlstrategiccapital.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $34 billion in assets. CNL is headquartered in Orlando, Florida. For additional information, please visit cnl.com.

About Levine Leichtman Capital Partners

Levine Leichtman Capital Partners, LLC is a middle-market private equity firm with a 36-year track record of successfully investing across various targeted sectors, including franchising, professional services, education and engineered products. LLCP utilizes a differentiated Structured Equity investment strategy, combining debt and equity capital investments in portfolio companies. This unique structure provides a less dilutive solution for management teams and entrepreneurs, while delivering growth and income with a significantly lower risk profile.

LLCP’s global team of dedicated investment professionals is led by six partners who have worked together for an average of 22 years. Since inception, LLCP has managed over $10.7 billion of institutional capital across 14 investment funds and has invested in over 80 portfolio companies. LLCP currently manages $6.4 billion of assets – including its most recent flagship fund, Levine Leichtman Capital Partners VI, L.P., which closed in 2018 with $2.5 billion of committed capital – and has offices in Los Angeles, New York, Dallas, Chicago, Charlotte, London, Stockholm and The Hague. For additional information, please visit llcp.com.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of CNL Strategic Capital’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond CNL Strategic Capital’s control. Important risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the Company’s ability to pay distributions and the sources of such distribution payments, the Company’s ability to locate and make suitable investments and other risks  described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and the other documents filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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